Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Fiscal 2021 Fourth Quarter GAAP EPS# and Adjusted EPS* of $2.51

Fiscal 2021 (comparisons versus prior year):
•GAAP EPS of $9.12, up seven percent; GAAP net income of $2,115 million, up 10 percent; and GAAP net income margin of 20.5 percent, down 130 basis points.
•Adjusted EPS* of $9.02, up eight percent; adjusted EBITDA* of $3,883 million, up seven percent; and adjusted EBITDA margin* of 37.6 percent, down 330 basis points.

Q4 FY21 (comparisons versus prior year):
•GAAP EPS of $2.51, up 15 percent; GAAP net income of $619 million, up 25 percent; and GAAP net income margin of 21.8 percent, up 50 basis points.
•Adjusted EPS* of $2.51, up 15 percent; adjusted EBITDA* of $1,041 million, up 11 percent; and adjusted EBITDA margin* of 36.6 percent, down 380 basis points.

Fiscal 2021 and Recent Highlights
•Increased quarterly dividend 12 percent to $1.50 per share, the 39th consecutive year of increases.

•Recognized for sustainability performance by EcoVadis, Barron’s 100 Most Sustainable Companies, 100 Best Corporate Citizens, Human Rights Campaign Foundation’s 2021 Corporate Equality Index, and Dow Jones Sustainability Index North America, among others. As a signatory to the CEO Action for Diversity & Inclusion™ and in keeping with Air Products’ goal to be the most diverse industrial gas company in the world, hosted Day of Understanding/Week of Inclusion, underpinning company’s announced diversity, inclusion and belonging goals.

•Completed asset acquisition and project financing transactions for the ~$12 billion air separation unit/gasification/power joint venture with Aramco, ACWA Power and Air Products Qudra in Jazan Economic City, Saudi Arabia.

•Announced landmark net-zero hydrogen energy complex in Edmonton, Alberta, Canada, setting the stage for Air Products to operate the most competitive and lowest-carbon-intensity hydrogen network in the world. The facility’s combination of advanced hydrogen reforming technology, carbon capture and storage, and hydrogen-fueled electricity generation makes net-zero possible.

•Announced $4.5 billion world-scale clean energy complex in Louisiana, helping to advance the U.S. clean energy transition. Air Products will build, own and operate the megaproject, which will produce over 750 million standard cubic feet per day of blue hydrogen for local and global markets when operational in 2026. This megaproject will also capture and permanently sequester over five million metric tons per year of carbon dioxide, making it the largest carbon capture for sequestration facility in the world.

Guidance
•Fiscal 2022 full-year adjusted EPS guidance* of $10.20 to $10.40, up 13 to 15 percent over prior year adjusted EPS*; fiscal 2022 first quarter adjusted EPS guidance* of $2.45 to $2.55, up 16 to 20 percent over prior year first quarter adjusted EPS*.

•Expect fiscal year 2022 capital expenditures* of $4.5 to 5.0 billion.

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
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*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

LEHIGH VALLEY, Pa. (November 4, 2021) - Air Products (NYSE:APD) today reported fiscal year 2021 results, including GAAP EPS from continuing operations of $9.12, up seven percent over prior year, and GAAP net income of $2,115 million, up 10 percent over prior year due to favorable pricing, currencies, equity affiliate income, and a discontinued operations related tax reserve release, partially offset by higher costs to support growth. GAAP net income margin of 20.5 percent was down 130 basis points, including higher energy cost pass-through, which negatively impacted margin by about 100 basis points.

For the year, on a non-GAAP basis, adjusted EPS from continuing operations of $9.02 increased eight percent over the prior year, and adjusted EBITDA of $3,883 million was up seven percent over the prior year, as favorable pricing, currencies, and equity affiliate income more than offset higher costs to support growth. Adjusted EBITDA margin of 37.6 percent decreased 330 basis points, primarily due to higher energy cost pass-through, which negatively impacted margin by about 200 basis points.

Full-year sales of $10.3 billion increased 17 percent over the prior year, on six percent higher energy pass-through, five percent higher volumes, four percent favorable currency, and two percent higher pricing. Volume growth was primarily driven by the EMEA and Global Gases segments, and pricing improved in all three regions and across most major product lines.

Fiscal Fourth Quarter Results (Q4FY21)
For its fiscal fourth quarter 2021, Air Products reported GAAP EPS from continuing operations of $2.51, up 15 percent over prior year, and GAAP net income of $619 million, up 25 percent over prior year, as favorable volume, pricing, currencies, equity affiliate income, and a discontinued operations related tax reserve release more than offset higher costs. GAAP net income margin of 21.8 percent was up 50 basis points over prior year, primarily due to higher energy cost pass-through, which negatively impacted margin by about 150 basis points.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.51 was up 15 percent over prior year, and adjusted EBITDA of $1,041 million was up 11 percent over prior year due to favorable volume, pricing, currencies, and equity affiliate income, partially offset by higher costs. Adjusted EBITDA margin of 36.6 percent was down 380 basis points versus prior year, primarily due to higher energy cost pass-through, which negatively impacted margin by about 300 basis points.

Fourth quarter sales of $2,841 million increased 22 percent on nine percent higher volumes, eight percent higher energy cost pass-through, three percent higher pricing and two percent favorable currency. Volume growth from improved hydrogen and merchant demand and new assets more than offset reduced contributions from the Lu'An facility in China. Pricing again improved in all three regions.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "The committed, dedicated and motivated team at Air Products proved once again that they can deliver results now while developing and executing megaprojects for profitable growth in the future. We delivered excellent results for the year, despite significant external challenges. We announced significant projects across our core gasification, carbon capture and hydrogen growth platforms, including the net-zero hydrogen facility in Alberta, Canada and the massive blue hydrogen project in Louisiana, while also closing on the $12 billion Jazan acquisition. I remain very optimistic about the future of Air Products.”

Fiscal Fourth Quarter Results by Business Segment
•Industrial Gases - Americas sales of $1,115 million were up 22 percent over the prior year on 15 percent higher energy cost pass-through, four percent higher pricing, and three percent higher volumes, driven primarily by hydrogen and merchant demand. Operating income of $290 million increased 22 percent on higher volumes, pricing and lower maintenance costs; adjusted EBITDA of $476 million increased 16 percent on these same factors as well as higher equity affiliate income. Operating margin of 26.0 percent decreased 20 basis points, as an approximately 300 basis point negative impact from higher energy cost pass-through was largely offset by lower costs and favorable pricing. Adjusted EBITDA margin of 42.7 percent decreased 230 basis points, as an approximately 550 basis point negative impact from higher energy cost pass-through was partially offset by lower costs and higher equity affiliate income.

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•Industrial Gases - EMEA sales of $674 million increased 33 percent over the prior year on 14 percent higher volumes, driven primarily by hydrogen and merchant demand and new assets; 12 percent higher energy cost pass-through; four percent higher pricing; and three percent favorable currency. Operating income of $136 million increased 11 percent on higher volumes, pricing and favorable currency, partially offset by energy cost escalation during the quarter; adjusted EBITDA of $229 million increased 14 percent on these same factors as well as higher equity affiliate income. Operating margin of 20.2 percent decreased 420 basis points, with higher energy cost pass-through accounting for about 200 basis points of the decline. Adjusted EBITDA margin of 34.0 percent decreased 560 basis points, with higher energy cost pass-through accounting for approximately 400 basis points of the decline.

•Industrial Gases - Asia sales of $754 million increased six percent over the prior year on five percent favorable currency and one percent higher pricing. Volumes were flat, with new plants offsetting reduced contributions from Lu'An. Operating income of $206 million decreased two percent as favorable pricing and currency were more than offset by higher costs, and operating margin of 27.3 percent decreased 220 basis points. Adjusted EBITDA of $341 million increased three percent as favorable pricing and currency more than offset higher costs. Adjusted EBITDA margin of 45.3 percent decreased 100 basis points.

Outlook
Air Products expects full-year fiscal 2022 adjusted EPS guidance of $10.20 to $10.40, up 13 to 15 percent over prior year adjusted EPS. For the fiscal 2022 first quarter, Air Products' adjusted EPS guidance is $2.45 to $2.55, up 16 to 20 percent over fiscal 2021 first quarter adjusted EPS.

Air Products expects capital expenditures of $4.5 to $5.0 billion for full-year fiscal 2022.

Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS and effective tax rate to a comparable GAAP range.

Earnings Teleconference
Access the Q4 earnings teleconference scheduled for 11:00 a.m. Eastern Time on November 4, 2021 by calling 323-794-2588 and entering passcode 1560168 or access the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale carbon-free hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2021 sales of $10.3 billion from operations in over 50 countries and has a current market capitalization of about $65 billion. More than 20,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in market segments we serve, or in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases, risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies; our ability to execute the projects in our backlog; our ability to develop, operate and manage costs of large scale and technically complex projects, including gasification projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including legislation or regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share and per share data)	2021	2020	2021	2020
Sales	$2,841.1	$2,320.1	$10,323.0	$8,856.3
Cost of sales	2,006.3	1,566.5	7,186.1	5,858.1
Facility closure	—	—	23.2	—
Selling and administrative	202.1	195.6	828.4	775.9
Research and development	25.7	27.1	93.5	83.9
Gain on exchange with joint venture partner	—	—	36.8	—
Company headquarters relocation income (expense)	—	—	—	33.8
Other income (expense), net	9.7	29.3	52.8	65.4
Operating Income	616.7	560.2	2,281.4	2,237.6
Equity affiliates' income	91.8	67.2	294.1	264.8
Interest expense	33.4	39.2	141.8	109.3
Other non-operating income (expense), net	17.2	6.4	73.7	30.7
Income From Continuing Operations Before Taxes	692.3	594.6	2,507.4	2,423.8
Income tax provision	125.3	99.9	462.8	478.4
Income From Continuing Operations	567.0	494.7	2,044.6	1,945.4
Income (Loss) from discontinued operations, net of tax	51.8	—	70.3	(14.3)
Net Income	618.8	494.7	2,114.9	1,931.1
Net income attributable to noncontrolling interests of continuing operations	8.4	7.9	15.8	44.4
Net Income Attributable to Air Products	$610.4	$486.8	$2,099.1	$1,886.7

Net Income Attributable to Air Products
Net income from continuing operations	$558.6	$486.8	$2,028.8	$1,901.0
Net income (loss) from discontinued operations	51.8	—	70.3	(14.3)
Net Income Attributable to Air Products	$610.4	$486.8	$2,099.1	$1,886.7

Per Share Data*
Basic EPS from continuing operations	$2.52	$2.20	$9.16	$8.59
Basic EPS from discontinued operations	0.23	—	0.32	(0.06)
Basic EPS Attributable to Air Products	$2.75	$2.20	$9.47	$8.53
Diluted EPS from continuing operations	$2.51	$2.19	$9.12	$8.55
Diluted EPS from discontinued operations	0.23	—	0.32	(0.06)
Diluted EPS Attributable to Air Products	$2.74	$2.19	$9.43	$8.49

Weighted Average Common Shares (in millions)
Basic	221.7	221.3	221.6	221.2
Diluted	222.5	222.6	222.5	222.3
*Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2021	2020
Assets
Current Assets
Cash and cash items	$4,468.9	$5,253.0
Short-term investments	1,331.9	1,104.9
Trade receivables, net	1,451.3	1,274.8
Inventories	453.9	404.8
Prepaid expenses	119.4	164.5
Other receivables and current assets	550.9	482.9
Total Current Assets	8,376.3	8,684.9
Investment in net assets of and advances to equity affiliates	1,649.3	1,432.2
Plant and equipment, at cost	27,488.8	25,176.2
Less: accumulated depreciation	14,234.2	13,211.5
Plant and equipment, net	13,254.6	11,964.7
Goodwill, net	911.5	891.5
Intangible assets, net	420.7	435.8
Noncurrent lease receivables	740.3	816.3
Other noncurrent assets	1,506.5	943.1
Total Noncurrent Assets	18,482.9	16,483.6
Total Assets	$26,859.2	$25,168.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,218.3	$1,833.2
Accrued income taxes	93.9	105.8
Short-term borrowings	2.4	7.7
Current portion of long-term debt	484.5	470.0
Total Current Liabilities	2,799.1	2,416.7
Long-term debt	6,875.7	7,132.9
Long-term debt – related party	274.6	297.2
Other noncurrent liabilities	1,640.9	1,916.0
Deferred income taxes	1,180.9	962.6
Total Noncurrent Liabilities	9,972.1	10,308.7
Total Liabilities	12,771.2	12,725.4
Air Products Shareholders’ Equity	13,539.7	12,079.8
Noncontrolling Interests	548.3	363.3
Total Equity	14,088.0	12,443.1
Total Liabilities and Equity	$26,859.2	$25,168.5
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2021	2020
Operating Activities
Net income	$2,114.9	$1,931.1
Less: Net income attributable to noncontrolling interest of continuing operations	15.8	44.4
Net income attributable to Air Products	2,099.1	1,886.7
(Income) Loss from discontinued operations	(70.3)	14.3
Income from continuing operations attributable to Air Products	2,028.8	1,901.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,321.3	1,185.0
Deferred income taxes	94.0	165.0
Facility closure	23.2	—
Undistributed earnings of equity method investments	(138.2)	(161.9)
Gain on sale of assets and investments	(37.2)	(45.8)
Share-based compensation	44.5	53.5
Noncurrent lease receivables	98.8	91.6
Other adjustments	(116.7)	116.4
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(130.5)	43.2
Inventories	(47.2)	(5.2)
Other receivables	75.5	84.4
Payables and accrued liabilities	187.9	(31.9)
Other working capital	(69.0)	(130.6)
Cash Provided by Operating Activities	3,335.2	3,264.7
Investing Activities
Additions to plant and equipment, including long-term deposits	(2,464.2)	(2,509.0)
Acquisitions, less cash acquired	(10.5)	(183.3)
Investment in and advances to unconsolidated affiliates	(76.0)	(24.4)
Proceeds from sale of assets and investments	37.5	80.3
Purchases of investments	(2,100.7)	(2,865.5)
Proceeds from investments	1,875.2	1,938.0
Other investing activities	5.8	3.9
Cash Used for Investing Activities	(2,732.9)	(3,560.0)
Financing Activities
Long-term debt proceeds	178.9	4,895.8
Payments on long-term debt	(462.9)	(406.6)
Net increase (decrease) in commercial paper and short-term borrowings	1.0	(54.9)
Dividends paid to shareholders	(1,256.7)	(1,103.6)
Proceeds from stock option exercises	10.6	34.1
Investments by noncontrolling interests	136.6	17.1
Other financing activities	(28.4)	(97.2)
Cash (Used for) Provided by Financing Activities	(1,420.9)	3,284.7
Discontinued Operations
Cash provided by operating activities	6.7	—
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	6.7	—
Effect of Exchange Rate Changes on Cash	27.8	14.9
(Decrease) Increase in cash and cash items	(784.1)	3,004.3
Cash and cash items – Beginning of year	5,253.0	2,248.7
Cash and Cash Items – End of Period	$4,468.9	$5,253.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds (continuing operations)	$390.5	$379.9
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Three Months Ended 30 September 2021
Sales	$1,115.2	$674.0	$754.0	$209.5	$88.4	$2,841.1
Operating income (loss)	290.3	136.2	205.9	3.7	(19.4)	616.7	(A)
Depreciation and amortization	152.6	58.1	113.0	2.8	6.1	332.6
Equity affiliates' income	33.3	34.9	22.5	1.1	—	91.8	(A)
Three Months Ended 30 September 2020
Sales	$912.2	$505.2	$713.7	$115.4	$73.6	$2,320.1
Operating income (loss)	238.9	123.1	210.8	(10.4)	(2.2)	560.2	(A)
Depreciation and amortization	149.4	52.6	100.8	2.5	5.2	310.5
Equity affiliates' income	22.2	24.6	18.6	1.8	—	67.2	(A)

	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Twelve Months Ended 30 September 2021
Sales	$4,167.6	$2,444.9	$2,920.8	$511.0	$278.7	$10,323.0
Operating income (loss)	1,065.5	557.4	838.3	(60.6)	(132.8)	2,267.8	(A)
Depreciation and amortization	611.9	229.8	444.4	10.9	24.3	1,321.3
Equity affiliates' income	112.5	93.7	81.4	6.5	—	294.1	(A)
Twelve Months Ended 30 September 2020
Sales	$3,630.7	$1,926.3	$2,716.5	$364.9	$217.9	$8,856.3
Operating income (loss)	1,012.4	473.3	870.3	(40.0)	(112.2)	2,203.8	(A)
Depreciation and amortization	559.5	195.9	399.4	9.6	20.6	1,185.0
Equity affiliates' income	84.3	74.8	61.0	10.9	—	231.0	(A)

Total Assets
30 September 2021	$7,092.5	$4,353.2	$7,627.1	$648.4	$7,138.0	$26,859.2
30 September 2020	6,610.1	3,917.0	6,842.9	397.8	7,400.7	25,168.5
(A)Refer to the Reconciliations to Consolidated Results section below.

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Reconciliations to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2021	2020	2021	2020
Total	$616.7	$560.2	$2,267.8	$2,203.8
Facility closure	—	—	(23.2)	—
Gain on exchange with joint venture partner	—	—	36.8	—
Company headquarters relocation income (expense)	—	—	—	33.8
Consolidated Operating Income	$616.7	$560.2	$2,281.4	$2,237.6

The table below reconciles total equity affiliates' income disclosed in the table above to consolidated equity affiliates' income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2021	2020	2021	2020
Total	$91.8	$67.2	$294.1	$231.0
India Finance Act 2020	—	—	—	33.8
Consolidated Equity Affiliates' Income	$91.8	$67.2	$294.1	$264.8
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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. We believe these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of our business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
NON-GAAP ADJUSTMENTS
There were no non-GAAP adjustments in the fourth quarters of fiscal years 2021 and 2020. The non-GAAP adjustments for the fiscal year ended 30 September 2021 are detailed below. For information related to non-GAAP adjustments for the fiscal year ended 30 September 2020, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 11 November 2020.
Facility Closure
In the second quarter of fiscal year 2021, we recorded a charge of $23.2 ($17.4 after-tax, or $0.08 per share) primarily for a noncash write-down of assets associated with a contract termination in the Industrial Gases – Americas segment. This charge is reflected as "Facility closure" on our consolidated income statements for the twelve months ended 30 September 2021 and was not recorded in segment results.
Gain On Exchange With Joint Venture Partner
As of 30 September 2020, we held a 50% ownership interest in Tyczka Industrie-Gases GmbH ("TIG"), a joint venture in Germany with the Tyczka Group that is primarily a merchant gases business. We accounted for this arrangement as an equity method investment in our Industrial Gases – EMEA segment.
Effective 23 February 2021 (the "acquisition date"), we agreed with our joint venture partner to separate TIG into two separate businesses. On the acquisition date, we acquired a portion of the business on a 100% basis, and our partner paid us $10.8 to acquire the rest of the business. The exchange resulted in a gain of $36.8 ($27.3 after-tax, or $0.12 per share), which is reflected as “Gain on exchange with joint venture partner” on our consolidated income statements for the twelve months ended 30 September 2021. The gain included $12.7 from the revaluation of our previously held equity interest in the portion of the business that we retained and $24.1 from the sale of our equity interest in the remaining business. The gain was not recorded in segment results.
We accounted for the acquisition as a business combination within our Industrial Gases – EMEA segment. The results of this business did not materially impact our consolidated income statements for the periods presented.
Tax Election Benefit And Other
In the third quarter of fiscal year 2021, we recorded an income tax benefit of $12.2 ($0.05 per share) upon release of tax reserves established in 2017 for a tax election related to a non-U.S. subsidiary and other previously disclosed items.

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Discontinued Operations
Income from discontinued operations, net of tax, was $70.3 ($0.32 per share) for the twelve months ended 30 September 2021. This included net tax benefits of $60.0 recorded for the release of tax reserves for uncertain tax positions, of which $51.8 ($0.23 per share) was recorded in the fourth quarter for liabilities associated with our former Performance Materials Division ("PMD") and $8.2 was recorded in the third quarter for liabilities associated with our former Energy-from-Waste business. Additionally, we recorded a tax benefit from discontinued operations of $10.3 in the first quarter, primarily from the settlement of a state tax appeal related to the gain on the sale of PMD in fiscal year 2017.
ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Three Months Ended 30 September
Q4 2021 vs. Q4 2020	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2021 GAAP	$616.7	$91.8	$125.3	$558.6	$2.51
No non-GAAP adjustments	—	—	—	—	—
2021 Non-GAAP ("Adjusted")	$616.7	$91.8	$125.3	$558.6	$2.51

2020 GAAP	$560.2	$67.2	$99.9	$486.8	$2.19
No non-GAAP adjustments	—	—	—	—	—
2020 Non-GAAP ("Adjusted")	$560.2	$67.2	$99.9	$486.8	$2.19
Change GAAP and Non-GAAP ("Adjusted")					$0.32
% Change GAAP and Non-GAAP ("Adjusted")					15%

	Twelve Months Ended 30 September
2021 vs. 2020	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2021 GAAP	$2,281.4	$294.1	$462.8	$2,028.8	$9.12
2020 GAAP	2,237.6	264.8	478.4	1,901.0	8.55
Change GAAP					$0.57
% Change GAAP					7%

2021 GAAP	$2,281.4	$294.1	$462.8	$2,028.8	$9.12
Facility closure	23.2	—	5.8	17.4	0.08
Gain on exchange with joint venture partner	(36.8)	—	(9.5)	(27.3)	(0.12)
Tax election benefit and other	—	—	12.2	(12.2)	(0.05)
2021 Non-GAAP ("Adjusted")	$2,267.8	$294.1	$471.3	$2,006.7	$9.02

2020 GAAP	$2,237.6	$264.8	$478.4	$1,901.0	$8.55
Company headquarters relocation (income) expense	(33.8)	—	(8.2)	(25.6)	(0.12)
India Finance Act 2020	—	(33.8)	(20.3)	(13.5)	(0.06)
2020 Non-GAAP ("Adjusted")	$2,203.8	$231.0	$449.9	$1,861.9	$8.38
Change Non-GAAP ("Adjusted")					$0.64
% Change Non-GAAP ("Adjusted")					8%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY2021
2021	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,375.2		$2,502.0		$2,604.7		$2,841.1		$10,323.0

Net income and net income margin	$486.7	20.5%	$477.1	19.1%	$532.3	20.4%	$618.8	21.8%	$2,114.9	20.5%
Less: Income from discontinued operations, net of tax	10.3	0.4%	—	—%	8.2	0.3%	51.8	1.8%	70.3	0.7%
Add: Interest expense	36.7	1.5%	36.1	1.4%	35.6	1.4%	33.4	1.2%	141.8	1.4%
Less: Other non-operating income (expense), net	18.6	0.8%	16.8	0.7%	21.1	0.8%	17.2	0.6%	73.7	0.7%
Add: Income tax provision	113.9	4.8%	121.9	4.9%	101.7	3.9%	125.3	4.4%	462.8	4.5%
Add: Depreciation and amortization	323.7	13.6%	329.3	13.2%	335.7	12.9%	332.6	11.7%	1,321.3	12.8%
Add: Facility closure	—	—%	23.2	0.9%	—	—%	—	—%	23.2	0.2%
Less: Gain on exchange with joint venture partner	—	—%	36.8	1.5%	—	—%	—	—%	36.8	0.4%
Adjusted EBITDA and adjusted EBITDA margin	$932.1	39.2%	$934.0	37.3%	$976.0	37.5%	$1,041.1	36.6%	$3,883.2	37.6%

	Q1		Q2		Q3		Q4		FY2020
2020	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,254.7		$2,216.3		$2,065.2		$2,320.1		$8,856.3

Net income and net income margin	$488.9	21.7%	$490.4	22.1%	$457.1	22.1%	$494.7	21.3%	$1,931.1	21.8%
Less: Loss from discontinued operations, net of tax	—	—%	(14.3)	(0.6%)	—	—%	—	—%	(14.3)	(0.2%)
Add: Interest expense	18.7	0.8%	19.3	0.9%	32.1	1.6%	39.2	1.7%	109.3	1.2%
Less: Other non-operating income (expense), net	9.1	0.4%	7.1	0.3%	8.1	0.4%	6.4	0.3%	30.7	0.3%
Add: Income tax provision	120.7	5.4%	148.5	6.7%	109.3	5.3%	99.9	4.3%	478.4	5.4%
Add: Depreciation and amortization	289.2	12.8%	294.7	13.3%	290.6	14.1%	310.5	13.4%	1,185.0	13.4%
Less: Company headquarters relocation income (expense)	—	—%	33.8	1.5%	—	—%	—	—%	33.8	0.4%
Less: India Finance Act 2020 - equity affiliate income impact	—	—%	33.8	1.5%	—	—%	—	—%	33.8	0.4%
Adjusted EBITDA and adjusted EBITDA margin	$908.4	40.3%	$892.5	40.3%	$881.0	42.7%	$937.9	40.4%	$3,619.8	40.9%

2021 vs. 2020	Q1		Q2		Q3		Q4		Total
Change GAAP
Net income $ change	($2.2)		($13.3)		$75.2		$124.1		$183.8
Net income % change	—%		(3%)		16%		25%		10%
Net income margin change	(120) bp		(300) bp		(170) bp		50 bp		(130) bp
Change Non-GAAP
Adjusted EBITDA $ change	$23.7		$41.5		$95.0		$103.2		$263.4
Adjusted EBITDA % change	3%		5%		11%		11%		7%
Adjusted EBITDA margin change	(110) bp		(300) bp		(520) bp		(380) bp		(330) bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for each of our regional industrial gases segments for the three months ended 30 September 2021 and 2020:

Sales	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia
Q4 2021	$1,115.2		$674.0		$754.0
Q4 2020	912.2		505.2		713.7

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia
Q4 2021 GAAP
Operating income	$290.3		$136.2		$205.9
Operating margin	26.0%		20.2%		27.3%
Q4 2020 GAAP
Operating income	$238.9		$123.1		$210.8
Operating margin	26.2%		24.4%		29.5%
Q4 2021 vs. Q4 2020 Change GAAP
Operating income $ change	$51.4		$13.1		($4.9)
Operating income % change	22%		11%		(2%)
Operating margin change	(20)	bp	(420)	bp	(220)	bp

Q4 2021 Non-GAAP
Operating income	$290.3		$136.2		$205.9
Add: Depreciation and amortization	152.6		58.1		113.0
Add: Equity affiliates' income	33.3		34.9		22.5
Adjusted EBITDA	$476.2		$229.2		$341.4
Adjusted EBITDA margin	42.7%		34.0%		45.3%
Q4 2020 Non-GAAP
Operating income	$238.9		$123.1		$210.8
Add: Depreciation and amortization	149.4		52.6		100.8
Add: Equity affiliates' income	22.2		24.6		18.6
Adjusted EBITDA	$410.5		$200.3		$330.2
Adjusted EBITDA margin	45.0%		39.6%		46.3%
Q4 2021 vs. Q4 2020 Change Non-GAAP
Adjusted EBITDA $ change	$65.7		$28.9		$11.2
Adjusted EBITDA % change	16%		14%		3%
Adjusted EBITDA margin change	(230)	bp	(560)	bp	(100)	bp
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ADJUSTED EFFECTIVE TAX RATE
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

	Three Months Ended 30 September		Twelve Months Ended 30 September
	2021	2020	2021	2020
Income tax provision	$125.3	$99.9	$462.8	$478.4
Income from continuing operations before taxes	$692.3	$594.6	$2,507.4	$2,423.8
Effective tax rate	18.1%	16.8%	18.5%	19.7%

Income tax provision	$125.3	$99.9	$462.8	$478.4
Facility closure	—	—	5.8	—
Gain on exchange with joint venture partner	—	—	(9.5)	—
Company headquarters relocation	—	—	—	(8.2)
India Finance Act 2020	—	—	—	(20.3)
Tax election benefit and other	—	—	12.2	—
Adjusted income tax provision	$125.3	$99.9	$471.3	$449.9

Income from continuing operations before taxes	$692.3	$594.6	$2,507.4	$2,423.8
Facility closure	—	—	23.2	—
Gain on exchange with joint venture partner	—	—	(36.8)	—
Company headquarters relocation (income) expense	—	—	—	(33.8)
India Finance Act 2020 - equity affiliate income impact	—	—	—	(33.8)
Adjusted income from continuing operations before taxes	$692.3	$594.6	$2,493.8	$2,356.2

Adjusted effective tax rate	18.1%	16.8%	18.9%	19.1%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2021	2020
Cash used for investing activities	$2,732.9	$3,560.0
Proceeds from sale of assets and investments	37.5	80.3
Purchases of investments	(2,100.7)	(2,865.5)
Proceeds from investments	1,875.2	1,938.0
Other investing activities	5.8	3.9
Capital expenditures	$2,550.7	$2,716.7

The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2021	2020
Additions to plant and equipment	$2,464.2	$2,509.0
Acquisitions, less cash acquired	10.5	183.3
Investment in and advances to unconsolidated affiliates	76.0	24.4
Capital expenditures	$2,550.7	$2,716.7

We expect capital expenditures for fiscal year 2022 to be approximately $4.5 to $5 billion.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Diluted EPS
	Q1	Full Year
2021 Diluted EPS	$2.12	$9.12
Facility closure	—	0.08
Gain on exchange with joint venture partner	—	(0.12)
Tax election benefit and other	—	(0.05)
2021 Adjusted Diluted EPS	$2.12	$9.02
2022 Adjusted Diluted EPS Outlook	2.45–2.55	10.20 –10.40
$ Change	0.33–0.43	1.18–1.38
% Change	16%–20%	13%–15%